Exhibit 10.33

HEMAGEN DIAGNOSTICS, INC.

2000 DIRECTORS’ STOCK OPTION PLAN

The purpose of the 2000 Directors’ Stock Option Plan is to advance the interests of Hemagen Diagnostics, Inc. and its shareholders by affording non-employee members of the Corporation’s Board of Directors an opportunity to increase their proprietary interest in the Corporation by the grant of options to them under the terms set forth herein. The Corporation believes that this Plan will give an incentive to these members of the Board to increase revenues and profits.

1.	Effective Date of the Plan. This Plan shall become effective at such time as it is approved by shareholders at the 2000 Annual Meeting of Shareholders of the Corporation.

2.

Shares Subject to the Plan. The shares to be issued upon the exercise of the options granted under the Plan shall be shares of Common Stock of the Corporation. Either treasury or authorized and unissued shares of Common Stock, or both, as the Board of Directors shall from time to time determine, may be so issued. No shares of Common Stock which are subject of any lapsed, expired or terminated options may be available for reoffering under the Plan.

Subject to the provisions of Section 4, the aggregate number of shares of Common Stock for which options may be granted under the Plan shall be 150,000.

3.

Administration. The Plan shall be administered by a committee appointed in accordance with the Corporation’s Code of Regulations and consisting of directors who may also be eligible to participate in the Plan.

Subject to the express provisions of the Plan, the Committee shall have the authority to establish the terms and conditions of such option agreements, consistent with this Plan. Such agreements need not be uniform.

4.	Adjustments to Common Stock and Option Price.

4.1

In the event of changes in the outstanding Common Stock of the Corporation as a result of stock dividends, split-ups, recapitalizations, combinations or exchanges, the number and class of shares of Common Stock authorized to be the subject of options under the Plan and the number and class of shares of Common Stock and Option Price for each option which is outstanding under this Plan shall be correspondingly adjusted by the Committee.

4.2	The Committee shall make appropriate adjustments in the Option Price to reflect any spin-off of assets, extraordinary dividends or other distributions to shareholders.

4.3

In the event of the dissolution or liquidation of the Corporation or any merger, consolidation or combination in which the Corporation is not the surviving corporation or in which the outstanding shares of Common Stock of the Corporation are converted into cash, other securities or other property, each outstanding option issued hereunder shall terminate as of a date fixed by the Committee provided that not less than 20 days’ written notice of the date of expiration shall be given to each holder of an option. Each such holder shall have the right during such period following notice to exercise the option as to all or any part of the option for which it is exercisable at the time of such notice.

5.	Eligible Directors; Grant of Options. An Eligible Director shall be each director of the Corporation, now serving as a director or elected hereafter, who is not also an employee of the Corporation.

Each Eligible Director serving at the conclusion of the 2000 Annual Meeting of Shareholders shall be granted an option for the purchase of 10,000 shares of Common Stock. At the conclusion of each subsequent Annual Meeting of Shareholders, each Eligible Director shall be granted another option for 10,000 shares. Persons who become Eligible Directors after the effective date of the Plan shall be granted an option for 10,000 shares as a result of their election, whether by shareholders or directors, and at the conclusion of each Annual Meeting of Shareholders thereafter, another option for 10,000 shares. All grants shall be made on the date of the event giving rise to the option. Such grants shall continue until the number of shares provided for in this Plan in Section 2 are exhausted.

6.

Price. The purchase price of the shares of Common Stock which may be acquired pursuant to the exercise of any option granted pursuant to the Plan shall be the last closing sale price reported on the last trading date prior to the date of grant.

7.	Period of Option. The term of each option shall be ten years from the date of grant.

8.

Exercise of Options. An option may be exercised by an Eligible Director at any time as to all or part of the shares covered thereby by giving written notice to the Corporation at its principal office, directed to the attention of its Secretary, accompanied by payment of the Option Price in full for shares being purchased. The payment of the Option Price shall be either in cash or, subject to any conditions set forth in the option agreement, by delivery of previously owned shares of Common Stock of the Corporation having a fair market value equal to the purchase price on the date of exercise of the option, or by any combination of cash and such shares.

Additionally, an option may be exercised by delivering written notice of exercise to Hemagen to the attention of its Secretary accompanied by irrevocable instructions to deliver shares to a broker-dealer with a copy of irrevocable instructions to the broker-dealer to deliver the exercise Option Price to Hemagen.

Unless there is in effect at the time of exercise a registration statement under the Securities Act of 1933 permitting the resale to the public of shares acquired under the Plan, the holder of the option shall, except to the extent determined by the Committee that such is not required, represent and warrant in writing to the Corporation that the shares acquired are being acquired for investment and not with a view to the distribution thereof, acknowledge that the shares acquired may not be sold unless registered for sale under said Act or pursuant to an exemption from such registration, and agree that the certificates evidencing such shares shall bear a legend to this effect.

9.

Nontransferability of Options. No option granted under the Plan shall be transferable otherwise than by will or by the laws of descent and distribution, and an option may be exercised during the lifetime of the holder only by the holder.

10.

Death or Disability of an Optionee. If an optionee dies or becomes disabled all options granted to such person may be exercised by the legal representative of the estate of the deceased option holder or by the person or persons to whom such Eligible Director’s rights under the option passes by will or the laws of descent and distribution. “Disabled” shall have the meaning ascribed to it in Section 105(d)(4) of the Internal Revenue Code of 1986, as amended.

11.

Rights as a Shareholder. The holder of an option shall not have any of the rights of a shareholder of the Corporation with respect to the shares subject to an option until a certificate for such shares shall have been issued upon the exercise of the option.

12.	Amendment and Termination.

12.1

The Plan shall terminate five years after its effective date and thereafter no options shall be granted. All options outstanding at the time of termination of the Plan shall continue in full force and effect in accordance with and subject to the terms and conditions of the Plan. The Board of Directors of the Corporation at any time prior to that date may terminate the Plan or make such amendments to it as the Board of Directors shall deem advisable; provided, however, that except as provided in Section 4, the Board of Directors may not, without shareholder approval, increase the maximum number of shares as to which options may be granted under the Plan, change the class of persons eligible to receive options under the Plan or change the number of options to be granted to each eligible person under the Plan. No termination or amendment of the Plan may, without the consent of the holder of an option then existing, terminate his option or materially and adversely affect his rights under the option.

12.2	This Plan may not be amended more than once every six months other than to conform to changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

13.

Automatic Termination of Option. Notwithstanding anything contained herein to the contrary, if at any time a holder of an option granted under this Plan becomes an employee, officer or director of or a consultant to an entity which the Committee determines is a competitor of the Corporation, such option shall automatically terminate as of the date such conflicting relationship was established.